Exhibit 4.3

               ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement")
dated as of December 21, 2000, between Airborne Freight
Corporation, a Delaware corporation ("ABF"), and Airborne, Inc., a Delaware corporation ("Airborne").

                     PRELIMINARY STATEMENTS

A.   An Agreement and Plan of Merger ("Agreement") dated November
     7, 2000 by and among ABF, Airborne and AEX Merger, Inc., a
     Delaware corporation ("Merger Sub"), was filed with the Secretary of State, State of Delaware, on December 21, 2000.

B.   Pursuant to the Agreement, on December 26, 2000 (the
     "Effective Time"), Merger Sub will be merged into ABF, with ABF being the surviving corporation, and as a result of the merger
     (the "Merger"), each certificate for shares of common stock of
     ABF, $1.00 par value ("ABF Common Stock"), outstanding at the
     Effective Time shall, by virtue of the Merger and without any action on the part of ABF, Airborne, Merger Sub or the holder thereof, automatically be deemed to represent the same number of shares of common stock of Airborne, $1.00 par value ("Airborne
     Common Stock").

C.   Pursuant to the Rights Agreement dated as of February 14,
     1997 ("Rights Agreement") between ABF and The Bank of New York, a
     New York banking corporation ("Rights Agent"), ABF has heretofore issued one Right, as defined in the Rights Agreement ("ABF
     Right"), with respect to each outstanding share of ABF Common
     Stock. Immediately prior to the Effective Time, each ABF Right will represent the right to purchase one two-hundredth (1/200) of a share of Series A Participating Cumulative Preferred Stock of
     ABF, without par value. The ABF Rights are evidenced by the certificates for ABF Common Stock in the names of the holders thereof.

D.   ABF desires to assign and delegate to Airborne, and Airborne desires to assume, all of the rights and obligations of ABF under the Rights Agreement in order to ensure that that holders of the
     ABF Rights retain rights immediately after the Effective Time substantially equivalent to the ABF Rights such holders had under the Rights Agreement immediately prior to the Effective Time.

NOW, THEREFORE, it is hereby agreed as follows:

1.   As of the Effective Time:

     (a)  ABF hereby assigns and delegates to Airborne all of
          ABF's rights and obligations under the Rights
          Agreement. Airborne hereby accepts such assignment and
          assumes all of the obligations of ABF under the Rights
          Agreement.

     (b)  Each issued and outstanding ABF Right shall
          automatically become a right ("Airborne Right") to
          purchase one two-hundredth (1/200) of a share of Series
          A Participating Cumulative Preferred Stock of Airborne,
          without par value ("Series A Preferred Stock"), having
          the powers, rights and preferences set forth in the
          Certificate of Incorporation of Airborne.

2.   Airborne agrees to reserve and set aside that number of
     authorized but unissued shares of its Series A Preferred Stock sufficient to permit the exercise in full of all Airborne Rights that will be outstanding following the Effective Time.

3.   After the Effective Time, the Airborne Rights will initially be evidenced by the certificates for Airborne Common Stock registered in the names of the holders thereof, which
     certificates for Airborne Common Stock shall also be deemed to be
     "Right Certificates," as defined in the Rights Agreement.

4.   After the Effective Time, all references to Airborne Freight
     Corporation and the "Company" in the Rights Agreement and the
     exhibits thereto shall be deemed to be references to Airborne.

5.   After the Effective Time, the Rights Agreement shall be
     known as the "Airborne Rights Agreement."

6.   Each of ABF and Airborne hereby represents and warrants
     that:

     (a)  this Agreement has been duly authorized, executed and delivered on its behalf; and

     (b)  this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with
          its terms, except as such enforcement may be limited by
          applicable bankruptcy, insolvency, reorganization,
          moratorium or similar laws affecting creditors' rights
          generally and general equitable principles.

7.   This Agreement shall not become effective unless and until the Effective Time shall have occurred.

8.   This Agreement (i) shall inure to the benefit of the holders of the ABF Rights and their respective successors and permitted assigns, and (ii) shall inure to the benefit of and be binding upon ABF and Airborne and their respective successors and
     permitted assigns.

9.   Nothing in this Agreement shall be deemed to create any
     right in any creditor or other person or entity other than ABF,
     Airborne, the Rights Agent and the holders of the ABF Rights, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any other third party.

10.  If any term, provision, covenant or restriction of this
     Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this
     Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.  This Agreement shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such
     State applicable to contracts to be made and performed entirely within such State.

  IN WITNESS WHEREOF, ABF and Airborne have execute this
Agreement as of the date first above written.

AIRBORNE, INC.                   AIRBORNE FREIGHT CORPORATION

By:/s/Lanny H. Michael           By:/s/Lanny H. Michael
    Lanny H. Michael                 Lanny H. Michael
    Senior Vice President            Senior Vice President